EXHIBIT 99.1

Veritone® Reports Financial Results for the Third Quarter of 2019

Record Quarterly Revenues of $12.8 Million

Corporate Realignment Actions and Computing Cost Reductions Expected to Deliver
$7 Million to $9 Million in Annualized Savings

COSTA MESA, CA – November 6, 2019 – Veritone, Inc. (NASDAQ: VERI), a leading provider of artificial intelligence (AI) technology and solutions, today reported results for the third quarter and nine months ended September 30, 2019.

Chad Steelberg, CEO and Chairman of Veritone, said, “Our third quarter results were in line with our expectations, driven by strength in our Advertising and Content Licensing and Media Services businesses that offset the impact of longer-than-expected sales cycles with government customers, which delayed some expected revenues from that market.  Based on our all-time record pipeline of customer opportunities, we continue to be extremely bullish regarding our revenue growth opportunities.  In addition, we recently completed a significant upgrade to our aiWARETM operating system that we believe will improve our computing efficiency and also enable larger and more dynamic use cases for our existing product portfolio.”

“Our Advertising business continued to deliver outstanding growth, with net revenues in the third quarter reaching a record $6.3 million.  Within Advertising, our highest growth was in podcasting and YouTube, where our gross billings increased more than 47% on a year-over-year basis to account for 56% of our Advertising billings in the quarter,” said Ryan Steelberg, President of Veritone. “A few weeks ago, we attended the IAB Podcast Upfront 2019 event, where our initial upfront bookings for 2020 were very strong, leading us to expect additional growth in this business.  Combined with the anticipated revenue from our VeriAds networks, we believe we will again post double digit year-over-year growth in our Advertising business in 2020.”

Chad Steelberg continued, “As we have continued to refine our aiWARE platform and pursue our land and expand strategy in our targeted vertical markets, we have identified opportunities to optimize our organization to maximize our speed, efficiency and customer focus.  In connection with this effort, we have realigned our organization and eliminated certain positions that are no longer critical to meeting our strategic goals. We believe that these actions, together with our recent enhancements to aiWARE, will help to propel Veritone to the next level, accelerating our revenue growth and the reduction of our Adjusted EBITDAS loss.”

Third Quarter 2019 Financial Highlights:

●	Net revenues increased 70% to $12.8 million, compared with $7.5 million in Q3 2018.
●	aiWARE SaaS net revenues increased 67% to $2.4 million, compared with $1.4 million in Q3 2018.
●	Advertising net revenues were a record $6.3 million, compared with $5.8 million in Q2 2019 and $4.7 million in Q3 2018.
●	Cash and cash equivalents totaled $49.2 million at the end of the quarter.

Recent Business Highlights:

●

Microsoft and Veritone announced the launch of aiWARE and Veritone’s AI-powered applications for public safety customers on Microsoft Azure Government, and commenced joint sales activities with these customers.

●	Entered into 19 new SaaS license agreements for the Company’s Redact application since the beginning of Q3 2019.

●

Signed new aiWARE SaaS license agreements and extensions or expansions of existing licenses with several major broadcasters and media companies, representing aggregate revenue potential in excess of $10 million over the next three years.

●	Signed a new agreement with the San Francisco Giants to further fan engagement through AI-powered, rapid media discovery and workflows.
●

Implemented certain acquisition integration and business realignment actions and computing cost reductions that are expected to accelerate revenue growth, improve customer engagement, and deliver $7 million to $9 million of annualized savings beginning in the first quarter of 2020.

Third Quarter 2019 Financial Results:

Net revenues were $12.8 million, compared with $7.5 million in the third quarter of 2018.  This was comprised of $2.4 million from aiWARE SaaS solutions, $4.2 million from aiWARE content licensing and media services, and $6.3 million from Advertising.  Net revenues from the Company's aiWARE software and services businesses were 51% of total net revenues.  Net revenues in the third quarter of 2019 included $6.9 million from the Company’s acquisitions completed in the third quarter of 2018, reflecting a full quarter of results of those businesses, compared with $2.2 million in the prior year period, which only included approximately one month of such results.

Operating expenses were $24.2 million, an increase of $2.0 million compared with $22.2 million in the third quarter of 2018.  The increase was due primarily to the addition of approximately $2.3 million of operating expenses related to the businesses acquired in the third quarter of 2018, approximately $0.5 million of additional amortization of intangibles related to those acquisitions, and higher product development costs.  These increases were offset in part by higher advisory and professional fees incurred in the third quarter of 2018.

Loss from operations was $16.2 million, essentially the same as the loss from operations of $16.3 million in the third quarter of 2018.

Net loss totaled $14.2 million, or $(0.64) per share, compared with $15.9 million, or $(0.86) per share, in the third quarter of 2018. Non-GAAP net loss was $9.6 million, or $(0.43) per share, compared with $8.6 million, or $(0.46) per share, in the third quarter of 2018.  See “About the Presentation of Supplemental Non-GAAP Financial Information” below for an explanation of the items excluded from the calculation of non-GAAP net loss and a reconciliation of non-GAAP net loss to GAAP net loss following the financial statements below.

Adjusted EBITDAS, a non-GAAP financial measure, totaled a loss of $9.6 million, or 75% of net revenues, compared with a loss of $8.6 million, or 114% of net revenues, in the third quarter of 2018.  The higher Adjusted EBITDAS loss in absolute dollars in the third quarter of 2019 was due primarily to the incremental profit from the year-over-year increase in net revenues being more than offset by higher cash operating expenses related primarily to the recent acquisitions. See “About the Presentation of Supplemental Non-GAAP Financial Information” below for an explanation of the items excluded from the calculation of Adjusted EBITDAS and a reconciliation of Adjusted EBITDAS loss to GAAP net loss following the financial statements below.

Cash: As of September 30, 2019, the Company had cash and cash equivalents of $49.2 million, including $17.4 million of cash received from Advertising clients and content licensees for future payments to vendors, and no long-term debt. During the third quarter, the Company raised net proceeds of $5.3 million through the issuance of 1.1 million shares of its common stock under the ATM facility established in June 2018.

First Nine Months 2019 Financial Results:

Net revenues were $37.2 million (including $19.4 million from the Company’s acquisitions completed in the third quarter of 2018), compared with $16.1 million in the first nine months of 2018 (which included $2.2 million from the acquisitions). This was comprised of $7.8 million from aiWARE SaaS solutions, $11.5 million from aiWARE content licensing and media services, and $17.9 million from Advertising.  Net revenues from the Company's aiWARE software and services businesses were 52% of total revenue.

Operating expenses were $73.4 million, an increase of $16.3 million compared with $57.1 million in the first nine months of 2018.  The increase was due primarily to the addition of approximately $10.1 million of operating expenses related to the businesses acquired in the third quarter of 2018, reflecting a full nine months of expenses for those businesses, compared with $1.0 million in the prior year period, which only included approximately one month of such expenses. The increase was also due to approximately $1.3 million of additional amortization of intangibles related to those acquisitions, and approximately $5.9 million of additional stock-based compensation expense related primarily to performance-based awards and acquisition-related awards.

Loss from operations was $49.4 million, an increase of $5.5 million compared with a loss from operations of $43.9 million in the first nine months of 2018.

Net loss totaled $47.2 million, or $(2.26) per share, compared with $43.3 million, or $(2.55) per share, in the first nine months of 2018. Non-GAAP net loss was $28.1 million, or $(1.35) per share, compared with $29.8 million, or $(1.75) per share, in the first nine months of 2018.  See “About the Presentation of Supplemental Non-GAAP Financial Information” below for an explanation of the items excluded from the calculation of non-GAAP net loss and a reconciliation of non-GAAP net loss to GAAP net loss following the financial statements below.

Adjusted EBITDAS, a non-GAAP financial measure, totaled a loss of $28.1 million, or 76% of net revenues, compared with a loss of $29.8 million, or 185% of net revenues, for the first nine months of 2018. The lower Adjusted EBITDAS loss was due primarily to the increase in net revenues, offset in part by an increase in cash operating expenses related primarily to the recent acquisitions. See “About the Presentation of Supplemental Non-GAAP Financial Information” below for an explanation of the items excluded from the calculation of Adjusted EBITDAS and a reconciliation of Adjusted EBITDAS loss to GAAP net loss following the financial statements below.

Integration and Business Realignment Actions:

The Company also announced today that it has realigned its business and functional teams to increase their operating efficiency and support the next phase of Veritone’s growth, as well as to complete the integration of the companies acquired in the third quarter of 2018.  The realignment creates business teams focused on the needs of customers in the Company’s Media and Entertainment market and Government, Legal and Compliance market, to maximize each team’s effectiveness as they execute the next phase of the Company’s growth strategy.  As part of this effort, the Company also eliminated certain positions that are no longer critical to meeting its strategic goals.

The costs associated with the actions are expected to be incurred largely in the fourth quarter of 2019, and the Company expects these actions, together with recently negotiated computing cost reductions, to result in total annualized savings of $7 million to $9 million beginning in the first quarter of 2020.

Business Outlook:

For the fourth quarter ending December 31, 2019, the Company expects its total net revenues to be in the range of $12.0 million to $12.4 million, and expects its non-GAAP Adjusted EBITDAS Loss, excluding expenses associated with the realignment, to be in the range of $8.7 million to $8.3 million.  The midpoint of this net revenues range reflects double digit growth year over year, but a slight sequential reduction due to the typical seasonal pattern in the Company’s content licensing business, offset in part by higher aiWARE SaaS revenues.

For the first quarter ending March 31, 2020, the Company expects its total net revenues to be in the range of $12.6 million to $13.4 million, driven by increases in its aiWARE SaaS and content licensing businesses, and expects its non-GAAP Adjusted EBITDAS Loss to be in the range of $7.8 million to $7.2 million.

See “About the Presentation of Supplemental Non-GAAP Financial Information” below for an explanation of the items excluded from the calculation of the Company’s expected Adjusted EBITDAS and a reconciliation of its expected Adjusted EBITDAS losses to its expected GAAP net losses following the financial statements below.

Investor Conference Call:

Veritone will hold a conference call today, November 6, 2019, at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these results and provide an update on the business. Veritone management will host the presentation, followed by a question and answer session. The call will be open to all interested parties through a live audio webcast at investors.veritone.com. The call will also be available by dialing 877-791-0151 or 647-689-5650 for International.

Please call the conference telephone number 5-10 minutes prior to the start time and reference the conference ID  4288437.  An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact LHA at 415-433-3777.

A replay of the audio webcast will be available on the Company’s website shortly after the call ends. Additionally, a telephonic replay of the call will be available through November 20, 2019 by dialing the following numbers:

Replay number: 800-585-8367

International replay number: 416-621-4642

Replay ID: 4288437

About Veritone

Veritone (Nasdaq: VERI) is a leading provider of artificial intelligence (AI) technology and solutions. The company’s proprietary operating system, aiWARE™, orchestrates an expanding ecosystem of machine learning models to transform audio, video and other data sources into actionable intelligence. aiWARE can be deployed in a number of environments and configurations to meet customers’ needs. Its open architecture enables customers in the media and entertainment and government, legal and compliance sectors to easily deploy applications that leverage the power of AI to dramatically improve operational efficiency and effectiveness. Veritone is headquartered in Costa Mesa, California, with offices in Denver, London, New York, San Diego and Seattle. To learn more, visit Veritone.com.

About the Presentation of Supplemental Non-GAAP Financial Information
In this news release, the Company has supplemented its financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures:  “Non-GAAP net loss,” “Non-GAAP net loss per share,” and “Adjusted EBITDAS.” Non-GAAP net loss is the company’s net loss, adjusted to exclude interest expense, depreciation expense, amortization expense, stock-based compensation expense, and certain acquisition, integration and financing-related costs.  Adjusted EBITDAS is defined as earnings before interest expense, depreciation, amortization and stock-based compensation expenses, adjusted to exclude certain acquisition, integration and financing-related costs. Adjusted EBITDAS should not be considered as an alternative to net income (loss), operating income (loss) or any other financial measures so calculated and presented, nor as an alternative to cash flow from operating activities as a measure of liquidity. The items excluded from Non-GAAP net loss and actual and forecasted Adjusted EBITDAS are detailed in the reconciliations included following the financial statements attached to this news release. Other companies (including the Company’s competitors) may define Non-GAAP net loss and/or Adjusted EBITDAS differently.

In addition, following the financial statements attached to this news release, the Company has provided additional supplemental non-GAAP measures of gross profit, operating expenses, loss from operations, other income, net, and loss before income taxes, excluding the items excluded from non-GAAP net loss as noted above, and reconciling such non-GAAP measures to the applicable GAAP measures.

The Company presents this supplemental non-GAAP financial information because management believes such information to be important supplemental measures of performance that are commonly used by securities analysts, investors and other interested parties in the evaluation of companies in its industry. Management also uses this information internally for forecasting and budgeting. These non-GAAP measures may not be indicative of the historical operating results of Veritone or predictive of potential future results. Investors should not consider this supplemental non-GAAP financial information in isolation or as a substitute for analysis of the Company’s results as reported in accordance with GAAP.

Safe Harbor Statement

This news release contains forward-looking statements, including without limitation statements regarding the Company’s belief that it has strong revenue growth opportunities; its expectation that the Company’s recent software enhancements will improve computing efficiency and enable larger and more dynamic use cases for its products; its expectation that it will achieve growth in podcasting and double digit year-over-year growth in its Advertising business in 2020; its expected total revenue from recently signed SaaS license agreements over the next three years; its expected annualized savings commencing in the first quarter of 2020 and other benefits resulting from its acquisition integration and business realignment actions and computing cost reductions; and the Company’s expected total net revenues and Adjusted EBITDAS loss in the fourth quarter of 2019 and the first quarter of 2020. In addition, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “plan,” “should,” “could,” “estimate” or “continue” or the plural, negative or other variations thereof or comparable terminology are intended to identify forward-looking statements, and any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements speak only as of the date hereof, and are based on management’s current assumptions, beliefs and information. As such, the Company’s actual results could differ materially and adversely from those expressed in any forward-looking statement as a result of various factors. Important factors that could cause such differences include, among other things, the Company’s ability to successfully integrate its recent acquisitions; the Company’s ability to achieve broad recognition and customer acceptance of its products and services; the Company’s ability to continue to develop and add additional capabilities and features to its aiWARE operating system; the development of the market for cognitive analytics solutions; the ability of third parties to develop and provide additional high quality, relevant cognitive engines and applications; the Company’s ability to successfully identify and integrate such additional third-party cognitive engines and applications onto its aiWARE operating system, and to continue to be able to access and utilize such engines and applications, and the cost thereof;  as well as the impact of future economic, competitive and market conditions, particularly those related to its strategic end markets; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Certain of these judgments and risks are discussed in more detail in the Company’s Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the Company’s objectives or plans will be achieved. The forward-looking statements contained herein reflect the Company’s beliefs, estimates and predictions as of the date hereof, and the Company undertakes no obligation to revise or update the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events for any reason, except as required by law.

Company Contact:

Brian Alger, CFA

SVP, Corporate Development & Investor Relations

Veritone, Inc.

(949) 386-4318

investors@veritone.com

Investor Relations Contact:

Mary Magnani or Kirsten Chapman

LHA

(415) 433-3777

veri@lhai.com

VERITONE, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of
	September 30,	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$49,188	$37,539
Marketable securities	-	13,565
Accounts receivable, net	28,932	29,142
Expenditures billable to clients	6,167	2,695
Prepaid expenses and other current assets	4,752	3,579
Total current assets	89,039	86,520

Long-term restricted cash	1,156	1,237
Property, equipment and improvements, net	3,464	4,008
Intangible assets, net	17,474	20,480
Goodwill	7,241	5,509
Total assets	$118,374	$117,754
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$23,432	$28,714
Accrued media payments	10,605	7,416
Client advances	24,696	9,639
Accrued compensation	2,330	6,570
Other accrued liabilities	5,096	3,746
Total current liabilities	66,159	56,085
Other liabilities	1,417	1,386
Total liabilities	67,576	57,471

Stockholders' equity
Common Stock	23	19
Additional paid-in capital	268,339	230,674
Accumulated deficit	(217,605)	(170,411)
Accumulated other comprehensive income	41	1
Total stockholders' equity	50,798	60,283
Total liabilities and stockholders' equity	$118,374	$117,754

VERITONE, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE LOSS
(in thousands, except per share and share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net revenues	$12,805	$7,545	$37,200	$16,101
Cost of revenues	4,757	1,570	13,191	2,953
Gross profit	8,048	5,975	24,009	13,148
Operating expenses:
Sales and marketing	6,609	4,586	19,190	15,476
Research and development	5,730	5,218	19,019	14,892
General and administrative	11,905	12,436	35,239	26,727
Total operating expenses	24,244	22,240	73,448	57,095
Loss from operations	(16,196)	(16,265)	(49,439)	(43,947)
Interest expense	184	329	446	645
Loss before provision (benefit) for income taxes	(16,012)	(15,936)	(48,993)	(43,302)
Provision (benefit) for income taxes	(1,815)	5	(1,799)	17
Net loss	$(14,197)	$(15,941)	$(47,194)	$(43,319)
Net loss per share:
Basic and diluted	$(0.64)	$(0.86)	$(2.26)	$(2.55)
Weighted average shares outstanding:
Basic and diluted	22,345,122	18,611,829	20,882,293	17,007,850
Comprehensive loss:
Net loss	$(14,197)	$(15,941)	$(47,194)	$(43,319)
Unrealized gain on marketable securities, net of income taxes	-	56	48	54
Foreign currency translation adjustments, net of income taxes	(24)	4	-	24
Total comprehensive loss	$(14,221)	$(15,881)	$(47,146)	$(43,241)

VERITONE, INC.
UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine Months Ended
	September 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(47,194)	$(43,319)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,337	1,383
Deferred income taxes, net	(1,821)	-
Costs of warrants issued	—	207
Change in fair value of warrant liability	(7)	(93)
Provision for doubtful accounts	54	25
Stock-based compensation expense	16,049	9,963
Other	(19)	—
Changes in assets and liabilities:
Accounts receivable	156	(8,327)
Expenditures billable to clients	(3,472)	(4,120)
Prepaid expenses and other current assets	(953)	(422)
Accounts payable	(5,282)	6,040
Accrued media payments	3,189	8,126
Client advances	15,057	5,004
Other accrued liabilities	1,447	(271)
Other liabilities	31	837
Net cash used in operating activities	(18,428)	(24,967)
Cash flows from investing activities:
Proceeds from sales of marketable securities	13,614	21,000
Capital expenditures	(282)	(3,543)
Intangible assets acquired	(477)	(629)
Acquisition of businesses, net of cash acquired	(883)	(9,627)
Net cash provided by investing activities	11,972	16,828
Cash flows from financing activities:
Proceeds from common stock offerings, net	17,302	32,782
Proceeds from exercise of stock options	120	—
Proceeds from issuances of stock under employee stock purchase plan	602	1,566
Net cash provided by financing activities	18,024	34,348
Net increase in cash, cash equivalents and restricted cash	11,568	26,209
Cash, cash equivalents and restricted cash, beginning of period	38,776	29,545
Cash, cash equivalents and restricted cash, end of period	$50,344	$55,754

VERITONE, INC.
UNAUDITED NET REVENUES DETAIL
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Advertising	$6,291	$4,730	$17,847	$11,159
aiWARE SaaS Solutions	2,350	1,406	7,781	3,533
aiWARE Content Licensing and Media Services	4,164	1,409	11,572	1,409
Net revenues	$12,805	$7,545	$37,200	$16,101

VERITONE, INC.
RECONCILIATION OF NON-GAAP ADJUSTED EBITDAS LOSS TO GAAP NET LOSS (UNAUDITED)
(in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018

Net loss	$(14,197)	$(15,941)	$(47,194)	$(43,319)
Provision (benefit) for income taxes	(1,815)	5	(1,799)	17
Depreciation and amortization	1,622	555	4,342	1,383
Stock-based compensation expense	4,736	4,838	14,794	9,963
Issuance of warrants	—	—	—	207
Change in fair value of warrant liability	(57)	(108)	(7)	(93)
Acquisition and integration-related costs	—	2,020	—	2,020
Machine Box contingent payments	160	—	1,609	—
Machine Box earn-out fair value adjustment	(79)	—	(9)	—
Performance Bridge earn-out fair value adjustment	—	—	139	—
Adjusted EBITDAS	$(9,630)	$(8,631)	$(28,125)	$(29,822)

VERITONE, INC.
RECONCILIATION OF EXPECTED NON-GAAP ADJUSTED EBITDAS LOSS RANGE
TO EXPECTED GAAP NET LOSS RANGE (UNAUDITED)
(in millions)
	Three Months Ending December 31, 2019	Three Months Ending March 31, 2020
Net loss	($15.3) to ($14.9)	($14.0) to ($13.4)
Provision for income taxes	—	—
Depreciation and amortization	1.6	1.6
Stock-based compensation expense	4.7	4.6
Costs related to realignment actions	0.3	—
Adjusted EBITDAS Loss	($8.7) to ($8.3)	($7.8) to ($7.2)

VERITONE, INC.
RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL INFORMATION (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
GAAP gross profit	$8,048	$5,975	$24,009	$13,148
Depreciation and amortization	561	31	1,466	128
Non-GAAP gross profit	8,609	6,006	25,475	13,276

GAAP sales and marketing expenses	6,609	4,586	19,190	15,476
Depreciation and amortization	(529)	(18)	(1,270)	(18)
Stock-based compensation expense	(281)	(246)	(795)	(814)
Non-GAAP sales and marketing expenses	5,799	4,322	17,125	14,644

GAAP research and development expenses	5,730	5,218	19,019	14,892
Depreciation and amortization	(257)	(267)	(759)	(778)
Stock-based compensation expense	(307)	(665)	(1,064)	(1,172)
Machine Box contingent payments	(81)	—	(1,600)	—
Non-GAAP research and development expenses	5,085	4,286	15,596	12,942

GAAP general and administrative expenses	11,905	12,436	35,239	26,727
Depreciation and amortization	(275)	(239)	(847)	(459)
Stock-based compensation expense	(4,148)	(3,928)	(12,935)	(7,977)
Issuance of warrants	—	—	—	(207)
Performance Bridge earn-out fair value adjustment	—	—	(139)	—
Acquisition and integration-related costs	—	(2,020)	—	(2,020)
Non-GAAP general and administrative expenses	7,482	6,249	21,318	16,064

GAAP loss from operations	(16,196)	(16,265)	(49,439)	(43,947)
Total non-GAAP adjustments (1)	6,439	7,413	20,875	13,573
Non-GAAP loss from operations	(9,757)	(8,852)	(28,564)	(30,374)

GAAP other income, net	184	329	446	645
Change in fair value of warrant liability	(57)	(108)	(7)	(93)
Non-GAAP other income, net	127	221	439	552

GAAP loss before income taxes	(16,012)	(15,936)	(48,993)	(43,302)
Total non-GAAP adjustments (1)	6,382	7,305	20,868	13,480
Non-GAAP loss before income taxes	(9,630)	(8,631)	(28,125)	(29,822)

Income tax (benefit) provision	(1,815)	5	(1,799)	17

GAAP net loss	(14,197)	(15,941)	(47,194)	(43,319)
Total non-GAAP adjustments (1)	4,567	7,310	19,069	13,497
Non-GAAP net loss	$(9,630)	$(8,631)	$(28,125)	$(29,822)

Shares used in computing non-GAAP basic and diluted net loss per share	22,345	18,612	20,882	17,008
Non-GAAP basic and diluted net loss per share	$(0.43)	$(0.46)	$(1.35)	$(1.75)

1 Adjustments are comprised of the adjustments to GAAP gross profit, sales and marketing expenses, research and development expenses and general and administrative expenses listed above.

VERITONE, INC.
KEY PERFORMANCE INDICATORS
(Unaudited)

Advertising	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019	Q2 2019	Q3 2019
Including acquisition[1]:
Net new advertising clients added during quarter	14	14	10	14	14	21	11
Clients with active advertising campaigns during quarter	60	74	78	115	107	108	111
Average advertising spend per active client during quarter (in 000's)	$490	$425	$540	$478	$486	$497	$505
Net revenue during quarter (in 000's)	$3,121	$3,308	$4,730	$5,986	$5,714	$5,842	$6,291

Excluding acquisition:
Net new advertising clients added during quarter	14	14	10	14	14	21	11
Clients with active advertising campaigns during quarter	60	74	78	76	71	71	73
Average advertising spend per active client during quarter (in 000's)	$490	$425	540	616	604	542	537
Net revenue during quarter (in 000's)	3,121	3,308	4,296	4,681	4,186	4,299	4,473

aiWARE SaaS Solutions	Q1 2018	Q2 2018	Q3 2018	Q4 2018	Q1 2019	Q2 2019	Q3 2019
Including acquisitions[2]:
Total customers at quarter end	70	86	93	123	129	136	153
Total accounts on platform at quarter end	591	625	634	840	911	941	980
Active cognitive engines at quarter end	184	214	252	287	343	357	401
Hours of data processed during quarter	2,805,000	2,729,000	2,830,000	3,566,000	4,061,000	4,015,050	3,606,151
Total contract value of new bookings received during quarter (in 000's)	$237	$583	$226	$1,196	$1,316	$1,362	$1,384
Monthly recurring revenue under agreements in effect at quarter end (in 000's)	$169	$214	$191	$544	$494	$545	$547
Net revenue during quarter (in 000's)	$1,267	$860	$1,406	$2,426	$2,754	$2,677	$2,350

Excluding acquisitions:
Total customers at quarter end	70	86	93	97	103	107	129
Total accounts on platform at quarter end	591	625	634	814	885	913	952
Active cognitive engines at quarter end	184	214	252	287	343	357	401
Hours of data processed during quarter	2,805,000	2,729,000	2,830,000	3,566,000	4,061,000	4,015,050	3,606,151
Total contract value of new bookings received during quarter (in 000's)	$237	$583	$226	$898	$736	$765	$650
Monthly recurring revenue under agreements in effect at quarter end (in 000's)	$169	$214	$191	$229	$235	$283	$273
Net revenue during quarter (in 000's)	$1,267	$860	$1,077	$1,474	$1,639	$1,735	$1,427

1 The results of Performance Bridge are included in the results for each KPI for the Company’s Advertising business for the four most recent full quarters.  In addition, Performance Bridge’s net revenues are included for the portion of the third quarter of 2018 following the closing date of that acquisition.

2 The results related to Wazee Digital and Machine Box offerings are included in the results for the following KPIs for the Company’s aiWARE SaaS Solutions business for the four most recent full quarters: (i) total number of customers, (ii) total accounts on the platform, (iii) total contract value of new bookings, (iv) monthly recurring revenue under active agreements, and (v) net revenues. In addition, net revenues from the Wazee Digital and Machine Box offerings are included for the portion of the third quarter of 2018 following the closing date of that acquisition.